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Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LOCAL MATTERS, INC.

        LOCAL MATTERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

        FIRST:    The name of the corporation is Local Matters, Inc. (the "Corporation" or the "Company").

        SECOND:    The original name of the Corporation was Aptas, Inc. and the date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was October 30, 2003.

        THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the "Restated Certificate") as follows:

        1.     Article IV, Sections A and B are hereby amended and restated in their entirety to read as follows:

          "A.  The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is one hundred thirty-eight million seven hundred fifty thousand (138,750,000) shares, one hundred one million six hundred twenty-five thousand (101,625,000) shares of which shall be Common Stock (the "Common Stock") and thirty-seven million one hundred twenty-five thousand (37,125,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one tenth of one cent per share ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent per share ($0.001) per share.

          B.    Eleven million six hundred twenty five thousand (11,625,000) of the authorized shares of Preferred Stock are hereby designated "Series 1 Preferred Stock" (the "Series 1 Preferred"), eighteen million (18,000,000) of the authorized shares of Preferred Stock are hereby designated "Series 2 Preferred Stock" (the "Series 2 Preferred") and seven million five hundred thousand (7,500,000) of the authorized shares of Preferred Stock are hereby designated "Series 3 Preferred Stock" (the "Series 3 Preferred" and, together with the Series 1 Preferred and the Series 2 Preferred, the "Series Preferred")."

        FOURTH:    Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 228 an 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

        IN WITNESS WHEREOF, LOCAL MATTERS, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 21st day of June, 2007.

LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS Perry Evans President and Chief Executive Officer

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CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LOCAL MATTERS, INC.